As filed with the Securities and Exchange Commission on October 3, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Teradata Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	75-3236470
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1700 South Patterson Blvd. Dayton, Ohio	45479
(Address of Principal Executive Offices)	(Zip Code)

Teradata Savings Plan

(Full Title of the Plan)

Laura Nyquist

General Counsel and Secretary

Teradata Corporation

1700 South Patterson Blvd.

Dayton, Ohio 45479

(937) 445-5000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	6,000,000 shares (1)	$25.85(2)	$155,100,000	$4,761.57

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (“Securities Act”), this Registration Statement also covers any additional securities to be offered or issued pursuant to the Teradata Savings Plan (the “Plan”), including a number of shares as may become issuable because of the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales price of the Common Stock of Teradata Corporation (“Registrant”) trading on a “when-issued” basis as reported on the New York Stock Exchange on September 27, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

Pursuant to Note to Part I of Form S-8, not filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Pursuant to Note to Part I of Form S-8, not filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant’s Registration Statement on Form 10 (Commission File No. 001-33458), that has been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant on May 10, 2007, including the exhibits thereto and the description of the Common Stock contained therein, as amended by Amendment No. 1 thereto filed on Form 10/A on July 2, 2007 and Amendment No. 2 thereto filed on Form 10/A on August 21, 2007, is incorporated herein by reference. In addition, the Registrant’s Current Reports on Form 8-K filed with the SEC on September 11, September 19 and September 25, 2007, are incorporated herein by reference.

All documents filed by the Registrant or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification

The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The Registrant intends to obtain insurance policies under which the directors and officers of the Registrant will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Exchange Act.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

The following instruments and documents are included as Exhibits to this Registration Statement.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Teradata Corporation, filed as Exhibit 3.1 to Form 8-K dated September 21, 2007 and filed on September 25, 2007.

3.2	Amended and Restated By-laws of Teradata Corporation, filed as Exhibit 3.2 to Form 8-K dated September 21, 2007 and filed on September 25, 2007.

4.1	Teradata Savings Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney (contained in signature page of the Registration Statement).

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton and State of Ohio, on the 28th day of September, 2007.

TERADATA CORPORATION

By:	/s/ Michael Koehler
Michael Koehler, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Teradata Corporation, hereby severally constitute and appoint Laura K. Nyquist and Margaret A. Treese, our true and lawful attorneys, with full power to each of them, to sign for us in our names in the capacities indicated below all post-effective amendments to this Registration Statement, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Teradata Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Michael Koehler Michael Koehler	President, Chief Executive Officer and Director (Principal Executive Officer)	September 28, 2007

/s/ Stephen Scheppmann Stephen Scheppmann	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2007

/s/ James Ringler James Ringler	Chairman of the Board of Directors (Director)	October 1, 2007

/s/ Edward P. Boykin Edward P. Boykin	Director	October 1, 2007

/s/ Victor Lund Victor Lund	Director	October 1, 2007

/s/ C.K. Prahalad C.K. Prahalad	Director	October 1, 2007

/s/ William Stavropoulos William Stavropoulos	Director	September 27, 2007

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Teradata Savings Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton and State of Ohio, on the 28th day of September, 2007.

TERADATA SAVINGS PLAN

By:	/s/ Saundra Davis
Saundra Davis
Vice President, Human Resources

INDEX TO EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Teradata Corporation, filed as Exhibit 3.1 to Form 8-K dated September 21, 2007 and filed on September 25, 2007.

3.2	Amended and Restated By-laws of Teradata Corporation, filed as Exhibit 3.2 to Form 8-K dated September 21, 2007 and filed on September 25, 2007.

4.1	Teradata Savings Plan.

23.1	Consent of PricewaterhouseCoopers LLP.

24	Powers of Attorney (contained in signature page of the Registration Statement).